Exhibit 99 - Press Release
ANADIGICS ANNOUNCES SECOND QUARTER 2008 RESULTS

Achieves Record Quarterly Net Sales of $80.5 million; up 8.2% sequentially and 49.4% From Year Ago Quarter
Delivers Quarterly GAAP EPS of $0.10; Pro Forma Diluted EPS of $0.18
Pro Forma Gross Margin hits 38.4%
Announces Increased Investments and Acceleration of Wafer Capacity Plans in Kunshan, China

WARREN, N.J., July 22, 2008—ANADIGICS, Inc. (Nasdaq: ANAD), a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets, reported record second quarter 2008 net sales of $80.5 million, an increase of 8.2% compared with net sales of $74.4 million in the prior quarter, and an increase of 49.4% compared to net sales of $53.9 million in the year ago quarter.

Net income was $6.0 million, or $0.10 per share, compared with $3.9 million, or $0.07 per share, in the prior quarter and net income of $1.9 million, or $0.03 per share, in the year ago quarter.  Pro forma income for the second quarter 2008, which excludes non-cash stock compensation expense, discontinued operations and an impairment charge of $0.6 million on the company’s investment in auction rate securities, was $11.6 million, or $0.18 per diluted share, compared with $9.2 million, or $0.15 per diluted share, in the prior quarter and $5.7 million, or $0.10 per diluted share, in the year ago quarter.

"Our second quarter 2008 results were driven by strong sequential revenue growth in Broadband for both WiFi and CATV including initial production shipments of our new digital tuner, FiOS and DOCSIS 3.0 products," said Dr. Bami Bastani, President and Chief Executive Officer. "As we enter the third quarter 2008, Broadband will continue to have strong momentum, which will partially offset an expected decline in Wireless as certain of our customers have lowered their demand expectations and are reducing inventory levels.  However, we believe this to be temporary as design-in activity has increased and therefore, are aggressively pursuing our capacity expansion plans in China to meet future demand.”

As of June 28, 2008 cash and short and long-term marketable securities totaled $161.4 million compared with $166.5 million at March 29, 2008.

“Our reported second quarter 2008 financial results highlight the Company’s capability in achieving operating leverage in our business," said Tom Shields, Executive Vice President and Chief Financial Officer. "The Company’s balance sheet remains strong as we continue to invest in sustaining business growth for the long-term."

The Company further reported that it will accelerate previous plans announced on April 11, 2007 to expand wafer capacity in China.    Such accelerated plans include increasing the total investment in the build-out of the 6” gallium arsenide integrated circuit wafer fabrication facility in Kunshan, China from $49.88 million to approximately $100.0 million.   Such investments are expected to provide the completion of building construction by October 2008 and expanded wafer capacity commencing with the third quarter 2009.   Additionally, the Company has initiated the immediate recruiting of required resources and will incur certain operating costs relative to the wafer fabrication facility in the third quarter 2008, which are estimated at $1.0 million.  The company expects to have the ability to fund the China investments from internally generated operating cash flows and cash on-hand.  However, if advantageous, the Company will explore other available and alternative means of financing.

Outlook for the Third Quarter 2008

Net sales for the third quarter 2008 are estimated to be in the range of $75.0 million to $81.0 million.   Net sales at this level would represent an approximate 26% to 36% increase on a comparable basis with third quarter 2007.   The low end of the net sales guidance reflects softness in industry demand and inventory re-balancing that may occur in the third quarter 2008 from our Wireless customers.  Net income per share on a GAAP basis for the third quarter 2008 is expected to approximate $0.01 to $0.05.  Pro forma diluted earnings per share, excluding non-cash stock compensation expense, are expected to be in the range of approximately $0.10 - $0.14.  The net income and pro forma diluted earnings per share are based on an estimated diluted weighted average outstanding common share count of 62.7 million.

The statements regarding outlook are forward looking and actual results may differ materially. Please see safe harbor statement at the end of the press release.

This press release includes financial measures that are not in accordance with GAAP, consisting of non-GAAP, or pro forma, net income or loss and non-GAAP, or pro forma, income or loss per share. Management uses non-GAAP net income or loss and non-GAAP income or loss per share to evaluate the company's operating and financial performance in light of business objectives, for planning purposes, when publicly providing our business outlook and to facilitate period-to-period comparisons. ANADIGICS believes that these measures are useful to investors because they enhance investors' ability to review the company's business from the same perspective as the company's management and facilitate comparisons of this period's results with prior periods. These non-GAAP measures exclude charges related to stock-based compensation, an impairment of auction rate securities and discontinued operations. Non-GAAP measures are used by some investors when assessing the performance of our Company. These financial measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Management acknowledges that stock-based compensation is a recurring cost and is an important part of our employee’s compensation and impacts their performance. However the expense is non-cash in nature and there are various valuation methodologies and assumptions used in determining stock-based compensation that may be unrelated to operations, such as volatility and current interest rates. The presentation of the additional information should not be considered a substitute for net income or loss or income or loss per share prepared in accordance with GAAP.

Limitations of non-GAAP financial measures. The primary material limitations associated with the use of non-GAAP measures as compared to the most directly comparable GAAP financial measures are (i) they may not be comparable to similarly titled measures used by other companies in ANADIGICS industry, and (ii) they exclude financial information that some may consider important in evaluating our performance. We compensate for these limitations by providing reconciliations of reported net income or loss and income or loss per share to non-GAAP net income or net loss and non-GAAP income or loss per share, respectively, within this press release.

Conference Call

ANADIGICS' senior management will conduct a conference call today at 5:00 PM Eastern time. A live audio Webcast will be available at www.anadigics.com/investors. A recording of the call will be available approximately two hours after the end of the call on the ANADIGICS Web site or by dialing 800-642-1687 (available until July 29, 2008).

Recent Highlights

June 25, 2008 - ANADIGICS Announces First Programmable Gain Amplifier Optimized for DOCSIS  3.0
June 24, 2008 - ANADIGICS Launches Family of Active Splitters Designed for Set-top Boxes with Multiple Tuners
June 23, 2008 – ANADIGICS Launches Fully Integrated 1GHz Tuner for Set-top Boxes
June 17, 2008 - ANADIGICS Expands Broadband and Wireless Sales Support in Israel
May 28, 2008 - ANADIGICS Supports LG Electronics’ New Professional Level Camera Phone
May 27, 2008 - ANADIGICS’ New High-Power CATV Amplifier Facilitates Migration towards deep Fiber Architecture
May 20, 2008 - ANADIGICS Continues to Stand Behind LG Electronics, Powering Phone Giant’s Latest Multimedia Mobile Handset
May 15, 2008 - ANADIGICS’ New Linear Amplifiers Raise Standards for Power and Performance in CATV Set-top Boxes and Distribution Systems
April 30, 2008 - ANADIGICS Announces 3G Power Amplifier Designed to Deliver Power Performance required by EGSM Platforms throughout Europe
April 23, 2008 -  Engineered for UMTS900 Handsets, ANADIGICS New Power Amplifier is Powering EGSM WCDMA Networks.

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About ANADIGICS, Inc.

ANADIGICS, Inc. (Nasdaq: ANAD - News) is a leading provider of semiconductor solutions in the rapidly growing broadband wireless and wireline communications markets. The Company's products include power amplifiers, tuner integrated circuits, active splitters, line amplifiers, and other components, which can be sold individually or packaged as integrated radio frequency and front end modules.

Safe Harbor Statement

Except for historical information contained herein, this press release contains projections and other forward-looking statements (as that term is defined in the Securities Exchange Act of 1934, as amended). These projections and forward-looking statements reflect the Company's current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe", "anticipate", "expect", or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause actual results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those factors detailed from time to time in our reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and those discussed elsewhere herein.

ANADIGICS, INC.
Consolidated Statements of Operations
(Amounts in thousands, except per share amounts, unaudited)

	Three months ended		Six months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Net sales	$80,493	$53,869	$154,862	$103,442
Cost of sales	50,573	34,963	98,337	68,250
Gross profit	29,920	18,906	56,525	35,192
Research and development expenses	14,797	11,080	29,128	20,818
Selling and administrative expenses	9,441	7,482	18,321	14,841
Operating income (loss)	5,682	344	9,076	(467)
Interest income	1,281	2,198	3,219	3,438
Interest expense	(591)	(655)	(1,182)	(1,280)
Other expense	(324)	-	(1,136)	-
Income from continuing operations	6,048	1,887	9,977	1,691
Loss from discontinued operations	-	-	-	(965)
Net income	$6,048	$1,887	$9,977	$726

Basic earnings (loss) per share
Income from continuing operations	$0.10	$0.03	$0.17	$0.03
Loss from discontinued operations	$-	$-	$-	$(0.02)
Net income	$0.10	$0.03	$0.17	$0.01

Diluted earnings (loss) per share
Income from continuing operations	$0.10	$0.03	$0.16	$0.03
Loss from discontinued operations	$-	$-	$-	$(0.02)
Net income	$0.10	$0.03	$0.16	$0.01

Basic shares outstanding	60,027	56,523	59,669	52,419
Basic & dilutive shares outstanding	69,351	59,604	68,596	55,774

Unaudited Reconciliation of GAAP to Pro Forma Non-GAAP Financial Measures

GAAP net income	$6,048	$1,887	$9,977	$726
Stock compensation expense in continuing operations
Cost of sales	1,026	851	1,752	1,751
Research and development	1,905	1,392	3,801	2,892
Selling and administrative	2,010	1,597	3,794	3,073
Auction rate securities impairment	614	-	1,437	-
Loss from discontinued operations (1)	-	-	-	965
Pro forma net income	$11,603	$5,727	$20,761	$9,407

Pro forma earnings (loss) per share *
Basic	$0.19	$0.10	$0.35	$0.18
Diluted	$0.18	$0.10	$0.32	$0.17

(*) Calculated using related GAAP shares outstanding

(1) The loss from discontinued operations reflected the divestiture of Telcom Devices, Inc., comprising $490 from the loss on sale and $475 loss on operations in the first quarter of 2007.

ANADIGICS, INC.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 28, 2008	December 31, 2007
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$124,149	$57,786
Marketable securities	17,043	103,778
Accounts receivable	50,340	45,664
Inventory	27,398	23,989
Prepaid expenses and other current assets	4,648	3,277
Total current assets	223,578	234,494

Marketable securities	20,210	15,248
Plant and equipment, net	99,377	76,129
Goodwill and other intangibles, net of amortization	6,394	6,524
Other assets	883	1,066
	$350,442	$333,461

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$25,913	$34,184
Accrued liabilities	11,070	7,928
Total current liabilities	36,983	42,112

Other long-term liabilities	3,189	3,243
Long-term debt	38,000	38,000

Total Stockholders’ equity	272,270	250,106
	$350,442	$333,461

* The condensed balance sheet at December 31, 2007 has been derived from the audited financial statements at such date but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.